Exhibit 99

Marine Products Corporation Reports Third Quarter 2018 Financial Results

ATLANTA, October 24, 2018 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended September 30, 2018. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards, Vortex Jet Boats and the Surf Series of Chaparral SSi and SSX Sportboats, Sunesta Sportdecks and H2O models. Robalo builds outboard sport fishing boats, which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended September 30, 2018, Marine Products generated net sales of $72,012,000, a 21.6 percent increase, compared to $59,201,000 in the same period of the prior year. The increase in net sales was due to a 7.9 percent increase in units sold coupled with a 12.6 percent increase in the average selling price per boat.

Gross profit for the quarter was $16,183,000, a 20.2 percent increase compared to gross profit of $13,461,000 in the same period of the prior year. Gross profit for the third quarter increased compared to the prior year due to higher net sales. Gross margin was 22.5 percent in the third quarter of 2018, compared to 22.7 percent in the third quarter of 2017.

Operating profit for the quarter was $9,187,000, an increase of 37.8 percent, compared to $6,669,000 in the third quarter of last year. Selling, general and administrative expenses were $6,996,000 in the third quarter of 2018, an increase of 3.0 percent compared to $6,792,000 in the third quarter of 2017. Selling, general and administrative expenses increased primarily due to higher incentive compensation consistent with improved operating results. Selling, general and administrative expenses as a percentage of net sales declined from 11.5 percent of net sales during the third quarter of 2017 to 9.7 percent of net sales during the third quarter of 2018 due to the relatively fixed nature of a majority of these expenses during the short term.

Net income for the third quarter of 2018 was $7,161,000, an increase of $2,597,000 or 56.9 percent compared to the third quarter of 2017. Diluted earnings per share of $0.21 increased by $0.08 or 61.5 percent compared to the third quarter of 2017. Marine Products Corporation’s effective tax rate during the third quarter was 22.9 percent, a significant decrease compared to an effective tax rate of 32.4 percent in the third quarter of 2017. The effective tax rate declined compared to the prior year due to the Tax Cuts and Jobs Act enacted during the fourth quarter of 2017.

Net sales for the nine months ended September 30, 2018 were $236,554,000, an increase of 17.3 percent compared to the first nine months of 2017. Net income for the nine-month period was $23,760,000 or $0.69 diluted earnings per share, compared to net income of $15,944,000, or $0.46 diluted earnings per share in the prior year.

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “Our results during the third quarter of 2018 were driven by a model mix which included larger boats, such as our larger Chaparral 277 and 347 SSX models, as well as several of our larger Robalo models. Unit sales of most of our product lines increased, including sales of our sterndrive models, which increased in contrast to the overall weakness in this recreational boating segment. In addition, we are pleased to report continued strong market positions in both our sterndrive and outboard sport fishing boat product lines. For the 12-month period ending in June 2018, Chaparral maintained its position as the largest sterndrive manufacturer in its size category, with a market share of 16.8 percent. In addition, Robalo held the third largest market position in its category, with a market share of 5.1 percent. During the third quarter we held our annual dealer conference, and I am pleased to report that our dealer network is optimistic about market demand in the upcoming year and enthusiastic about our 2019 models. Our order backlog at the end of the third quarter was higher than at the end of the third quarter of last year, and dealer inventories were relatively unchanged, reflecting strong retail sales levels.

Third Quarter 2018 Earnings Press Release

During the quarter, we continued our regular quarterly cash dividends and share repurchases under our open market share repurchase program. In spite of these uses of cash, we finished the third quarter with $22.3 million in cash and marketable securities, an increase of $4.8 million compared with the third quarter of last year,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, October 24, 2018, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. The live conference call can also be accessed by calling (800) 458-4121 or (323) 794-2597 for international callers and using the conference ID #1757122. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, statements regarding the optimism of our dealer network about market demand in the upcoming year about and enthusiasm about our 2019 models, the diversification of our product lines through product innovation; and statements regarding our plans to increase our market share and to generate superior financial performance to build long-term shareholder value. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, continued weakness in the sterndrive recreational boat market, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2017.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Third Quarter 2018 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended September 30, (Unaudited)	Third Quarter				Nine Months
	2018	2017	% BETTER (WORSE)	2018	2017	% BETTER (WORSE)
Net Sales	$72,012	$59,201	21.6%	$236,554	$201,725	17.3%
Cost of Goods Sold	55,829	45,740	(22.1)	183,248	157,071	(16.7)
Gross Profit	16,183	13,461	20.2	53,306	44,654	19.4
Selling, General and Administrative Expenses	6,996	6,792	(3.0)	23,935	22,365	(7.0)
Operating Profit	9,187	6,669	37.8	29,371	22,289	31.8
Interest Income	102	81	25.9	220	189	16.4
Income Before Income Taxes	9,289	6,750	37.6	29,591	22,478	31.6
Income Tax Provision	2,128	2,186	2.7	5,831	6,534	10.8
Net Income	$7,161	$4,564	56.9%	$23,760	$15,944	49.0%

EARNINGS PER SHARE
Basic	$0.21	$0.13	61.5%	$0.69	$0.46	50.0%
Diluted	$0.21	$0.13	61.5%	$0.69	$0.46	50.0%

AVERAGE SHARES OUTSTANDING
Basic	34,539	34,829		34,563	34,898
Diluted	34,539	34,829		34,563	34,898

Third Quarter 2018 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(in thousands)
	2018	2017
ASSETS
Cash and cash equivalents	$6,146	$4,052
Marketable securities	4,603	3,329
Accounts receivable, net	7,404	7,438
Inventories	49,871	41,442
Income taxes receivable	71	995
Prepaid expenses and other current assets	1,527	1,466
Total current assets	69,622	58,722
Property, plant and equipment, net	14,800	13,742
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	11,564	10,177
Deferred income taxes	3,391	5,481
Other assets	10,970	9,197
Total assets	$114,120	$101,092

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$12,237	$8,278
Accrued expenses and other liabilities	13,390	13,625
Total current liabilities	25,627	21,903
Long-term pension liabilities	7,545	6,466
Other long-term liabilities	453	57
Total liabilities	33,625	28,426
Common stock	3,450	3,478
Capital in excess of par value	-	-
Retained earnings	78,958	71,281
Accumulated other comprehensive loss	(1,913)	(2,093)
Total stockholders' equity	80,495	72,666
Total liabilities and stockholders' equity	$114,120	$101,092